Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276334

PROSPECTUS SUPPLEMENT NO. 9
(to Prospectus dated June 25, 2024)

Up to 1,997,116 Shares of Common Stock

1,700,884 Shares of Common Stock Underlying the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 25, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (File No. 333-276334) with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on September 30, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “AIRE.” On September 27, 2024, the closing price of our common stock was $1.29.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are a “controlled company” under the Nasdaq listing rules because Giri Devanur, our chief executive officer and chairman, owns approximately 62.21% of our outstanding common stock. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements; however, we will not take advantage of any of these exceptions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 30, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 30, 2024

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 30, 2024, reAlpha Tech Corp. (the “Company”) announced that reAlpha AI Labs (“AI Labs”), a research and development initiative to develop, partner with and potentially invest in artificial intelligence (“AI”) startups, invested in Xmore AI (“Xmore AI”), a company that provides AI-driven cybersecurity solutions that is developing a software that will consolidate multiple cybersecurity tools into one platform. The Company believes that this investment in Xmore AI will enhance the cybersecurity capabilities of its AI-powered homebuying platform, as well as provide Xmore AI additional funds to continue the development of its cybersecurity software, which will provide AI-driven cybersecurity solutions to enterprises in multiple industries.

On September 30, 2024, the Company issued a press release announcing the investment of AI Labs in Xmore AI. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Form 8-K”) and is incorporated herein by reference.

The information set forth and incorporated into Item 8.01 of this Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the  Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Forward-Looking Statements

The information in this Form 8-K includes “forward-looking statements”. Forward-looking statements include, among other things, statements about Xmore AI’s technology and the AI Labs initiative; the anticipated benefits of Xmore AI’s technology and the AI Labs initiative; the Company’s ability to anticipate the future needs of the short-term rental market; future trends in the real estate, technology and artificial intelligence industries, generally; and the Company’s future growth strategy and growth rate. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s limited operating history and that the Company has not yet fully developed its AI-based technologies; the Company’s ability to commercialize its developing AI-based technologies; whether the Company’s technology and products will be accepted and adopted by its customers and intended users; the Company’s ability to leverage Xmore AI’s technology and the AI Labs initiative into its existing business and the anticipated demand for AI Labs collaborations and partnerships; Xmore AI’s ability to develop its software to consolidate cybersecurity tools to provide AI-driven cybersecurity solutions to enterprises and the anticipated demand for such software; the inability to maintain and strengthen the Company’s brand and reputation; the inability to accurately forecast demand for short-term rentals and AI-based real estate focused products; the inability to execute business objectives and growth strategies successfully or sustain the Company’s growth; the inability of the Company’s customers to pay for the Company’s services; changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment; and other risks and uncertainties indicated in the Company’s U.S. Securities and Exchange Commission (“SEC”) filings. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company’s future results, level of activity, performance or achievements may differ materially from those contemplated, expressed or implied by the forward-looking statements, and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. For more information about the factors that could cause such differences, please refer to the Company’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1**	Press Release, dated September 30, 2024.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.
**	Furnished herewith.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2024	REALPHA TECH CORP.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer

2

Exhibit 99.1

reAlpha Invests in Xmore AI to Advance AI-Powered Cybersecurity Solutions

Xmore AI Joins reAlpha AI Labs to Address the $22B+ Global Market for Cybersecurity AI Solutions1

Dublin, Ohio – September 30, 2024 – reAlpha Tech Corp. (“reAlpha”) (Nasdaq: AIRE), a real estate technology company developing and commercializing artificial intelligence (“AI”) technologies, today announced the selection of Xmore AI as the first company to secure investment from its newly launched reAlpha AI Labs, reAlpha’s research and development initiative.

Xmore AI, co-founded by Dr. Benjamin Yan and Adrian Self, leverages over a decade of research in AI-driven cybersecurity and has developed a platform that consolidates multiple cybersecurity tools into a seamless, AI-driven solution, ensuring that enterprises can operate securely in a rapidly evolving digital environment. Dr. Yan is a Professor of Computer Science and Engineering at Michigan State University. Adrian Self, a cybersecurity professional with extensive experience in blockchain security and embedded systems, complements Dr. Yan’s expertise with his hands-on approach to security assessments and technology integration. This investment marks a strategic milestone for reAlpha AI Labs to accelerate the development of AI technologies and advance technology innovation in the real estate industry.

Mike Logozzo, President and Chief Operating Officer of reAlpha, emphasized the broader impact of Xmore AI’s technology: “At reAlpha AI Labs, we aim to create an environment where innovative AI startups can thrive. Xmore AI’s focus on cybersecurity aligns with our vision and we believe Xmore AI’s technology will enhance the security and scalability across our AI homebuying platform and our recently acquired portfolio companies.” reAlpha’s recently acquired portfolio companies include Naamche, Hyperfast, Be My Neighbor, and AiChat.

“Xmore AI represents the next generation of forward-thinking innovation we envisioned to collaborate with when we launched reAlpha AI Labs,” said Vinayak Grover, Associate Vice President of AI Labs at reAlpha. “Their expertise in cybersecurity, particularly for AI operations, will be critical as AI becomes more integrated into enterprise systems.”

In addition to enhancing reAlpha’s AI homebuying platform through its AI-cybersecurity expertise, Xmore AI is developing a software that will consolidate multiple cybersecurity tools to provide AI-cybersecurity solutions to enterprises in multiple industries. At the core of Xmore AI’s innovation is its ability to address the unique vulnerabilities created by the rapid expansion of AI across industries. We believe Xmore AI is well-positioned to address critical challenges like data privacy, compliance, and risk management, by providing innovative solutions designed to meet the evolving needs of the cybersecurity landscape.

“With AI becoming more integrated into how businesses operate, it is essential that cybersecurity evolves alongside it,” said Dr. Yan, co-founder and Chief Executive Officer of Xmore AI. “Through our partnership with reAlpha AI Labs, we believe we are in a position to deliver scalable, cutting-edge security solutions that protect enterprises from the emerging risks of AI integration.”

Launched earlier this year, reAlpha AI Labs is designed to support innovative AI startups with funding, technical resources, and strategic partnerships. By providing early-stage funding along with access to reAlpha’s extensive network, the program is committed to accelerating the growth and efficacy of AI-driven solutions.

[1]	https://market.us/report/ai-in-cybersecurity-market/

The incubation of Xmore AI not only highlights reAlpha AI Labs’ commitment to cybersecurity, but it also marks reAlpha AI Labs' broader mission to drive AI advancements across sectors like real estate, fintech, and enterprise technology.

About reAlpha Tech Corp.

reAlpha Tech Corp. (Nasdaq: AIRE) is a real estate technology company developing an end-to-end commission-free homebuying platform. Utilizing the power of AI and an acquisition-led growth strategy, reAlpha’s goal is to offer a more affordable, streamlined experience for those on the journey to homeownership. For more information, visit www.reAlpha.com.

About Xmore AI

Xmore AI is developing a software that will offer innovative AI-driven cybersecurity solutions by consolidating multiple cybersecurity tools into a single platform, which will provide real-time risk analysis, vulnerability detection, and IT operations management, all while ensuring privacy by keeping data within the enterprise.

About the reAlpha Platform

reAlpha (previously called “Claire”), announced on April 24, 2024, is reAlpha’s generative AI-powered, commission-free, homebuying platform. The tagline: No fees. Just keys.™ – reflects reAlpha’s dedication to eliminating traditional barriers and making homebuying more accessible and transparent.

reAlpha’s introduction aligns with major shifts in the real estate sector after the National Association of Realtors agreed to settle certain lawsuits upon being found to have violated antitrust laws, resulting in inflated fees paid to buy-side agents. This development is expected to result in the end of the standard six percent sales commission, which equates to approximately $100 billion in realtor fees paid annually. The reAlpha platform offers a cost-free alternative for homebuyers by utilizing an AI-driven workflow that assists them through the homebuying process.

Homebuyers using the reAlpha platform’s conversational interface will be able to interact with Claire, reAlpha’s AI buyer’s agent, to guide them through every step of their homebuying journey, from property search to closing the deal. By offering support 24/7, Claire is poised to make the homebuying process more efficient, enjoyable, and cost-efficient. Claire matches buyers with their dream homes using over 400 data attributes and provides insights into market trends and property values. Additionally, Claire can assist with questions, booking property tours, submitting offers, and negotiations.

Currently, the reAlpha platform is under limited availability for homebuyers located in 20 counties in Florida, but reAlpha is actively seeking new MLS and brokerage licenses that will enable expansion into more U.S. states.

 2

Forward-Looking Statements

The information in this press release includes “forward-looking statements”. Forward-looking statements include, among other things, statements about Xmore AI’s technology and the reAlpha AI Labs initiative; the anticipated benefits of Xmore AI’s technology and the reAlpha AI Labs initiative; reAlpha’s ability to anticipate the future needs of the short-term rental market; future trends in the real estate, technology and artificial intelligence industries, generally; and reAlpha’s future growth strategy and growth rate. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: reAlpha’s limited operating history and that reAlpha has not yet fully developed its AI-based technologies; reAlpha’s ability to commercialize its developing AI-based technologies; whether reAlpha’s technology and products will be accepted and adopted by its customers and intended users; reAlpha’s ability to leverage Xmore AI’s technology and the reAlpha AI Labs initiative into its existing business and the anticipated demand for reAlpha AI Labs collaborations and partnerships; Xmore AI’s ability to develop its software to consolidate cybersecurity tools to provide AI-cybersecurity solutions to enterprises and the anticipated demand for such software; the inability to maintain and strengthen reAlpha’s brand and reputation; the inability to accurately forecast demand for short-term rentals and AI-based real estate focused products; the inability to execute business objectives and growth strategies successfully or sustain reAlpha’s growth; the inability of reAlpha’s customers to pay for reAlpha’s services; changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment; and other risks and uncertainties indicated in reAlpha’s U.S. Securities and Exchange Commission (“SEC”) filings. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although reAlpha believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. reAlpha’s future results, level of activity, performance or achievements may differ materially from those contemplated, expressed or implied by the forward-looking statements, and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. For more information about the factors that could cause such differences, please refer to reAlpha’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and reAlpha does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media

irlabs on behalf of reAlpha

Fatema Bhabrawala

fatema@irlabs.ca

3